EXHIBIT 99.1

 Rock-Tenn Company Announces Closure of St. Paul Folding Carton Plant

    NORCROSS, Ga.--(BUSINESS WIRE)--Aug. 27, 2004--Rock-Tenn Company (NYSE:RKT) announced today its decision to close its St. Paul, Minnesota folding carton plant, effective December 2004.
    The St. Paul facility currently manufactures folding cartons primarily used to package food and consumer products. For the twelve months ended July 31, 2004, the facility's revenues were approximately $46 million and its pre-tax operating loss was approximately $2 million. The Company is consolidating its operations by transferring the St. Paul facility's current production to other Rock-Tenn plants, consistent with its strategy of continuing to reduce the cost structure of all of its businesses.
    Rock-Tenn Company does not expect the closure to have a material impact on the Company's integration levels or the production levels of the recycled paperboard and corrugated medium mills located in its St. Paul complex. In connection with the closing, Rock-Tenn Company expects to incur pre-tax restructuring costs of approximately $3 million during its fiscal 2004 fourth quarter and an aggregate of $1 million in subsequent quarters, with most of it being incurred in the Company's first fiscal quarter of 2005. The restructuring costs consist primarily of charges of approximately $2 million for asset impairments, $1 million for severance and $1 million for relocation and other costs. The Company estimates that approximately $2 million of the restructuring costs will be non-cash charges and approximately $2 million will result in cash expenditures. Additionally, Rock-Tenn Company expects to incur cash operating costs of approximately $1.3 million over the next three quarters associated with business interruption and employee training resulting from the closure.
    Rock-Tenn Company provides marketing and packaging solutions to consumer products companies at low costs, and has annual net sales of over $1.5 billion and over 70 operating locations in the United States, Canada, Mexico and Chile.

    Statements herein regarding, among others, expectations regarding the transfer of current production from the closed facility; cost structures of Company facilities; the impact of the facility closure on the operations of, and the integration levels with, other Company facilities; restructuring costs, including cash expenditures and non-cash charges and the timing of such expenditures and charges; and operating costs constitute forward-looking statements within the meaning of the federal securities laws. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding, among other things, the amounts of asset impairment, severance costs, relocation costs, business interruption and employee training costs and other costs associated with the closure as well as capacity utilization and production efficiencies. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions will prove to be inaccurate. Such risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Business -- Forward-Looking Information and Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

    CONTACT: Rock-Tenn Company, Norcross
             David Rees, 678/291-7552
             drees@rocktenn.com